CONSENT IN LIEU OF SHAREHOLDERS’ MEETING

(MAJORITY SHAREHOLDER OF COMMON STOCK CLASS)

SUPERDIRECTORIES, INC.

Pursuant to the bylaws and W.S. 17-16-704(b), I, the holder of the number of shares of Common Stock of SuperDirectories, Inc. set forth after our signatures below, do hereby consent and approve of the 1 for 2,500 reverse split of the Company’s shares of Common Stock authorized and ratified in a Resolution by the Board of Directors dated May 4, 2012.

SEPARATE CLASS VOTE: COMMON STOCK

This written consent to action without meeting is to approve the reverse stock split specifically by the majority holder of the Common Stock Class of SuperDirectories, Inc., a Wyoming corporation, under a separate class vote, as the reverse split significantly affects the voting rights of the shares of the Common Stock Class.

As majority shareholder of the Common Stock Class, I approve of the reverse stock split of all issued and outstanding shares of the Common Stock Class, on a ratio of 1 new share for every 2,500 old shares, with fractional shares rounded up to the next whole number of shares.

I understand that the impact on the voting rights of the non-affiliate holders of Common Stock will be substantially as represented in the following tables:

COMMON STOCK CLASS – ALL HOLDERS

Number of Shares	% of Total	Number of Shares	% of Total
Outstanding	Voting Power	Outstanding	Voting Power
Prior to Reverse	Prior to Reverse	After Reverse	After Reverse	Dilution

2,903,247,174	19.19%	1,161,450	0.19%	99%

COMMON STOCK CLASS – NON-AFFILIATE HOLDERS

Number of Shares	% of Total	Number of Shares	% of Total
Outstanding	Voting Power	Outstanding	Voting Power
Prior to Reverse	Prior to Reverse	After Reverse	After Reverse	Dilution

401,247,174	2.65%	160,500	0.02%	99%

SIGNATURE	DATE	NUMBER OF SHARES (%)

/s/ Luke LaLonde	May 22, 2012	2,502,000,000 (86.2%)
Luke LaLonde